SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Second Amendment”) is made, effective as of _NOV 29__, 2025 by Ross Stores, Inc. (the “Company”) and James G. Conroy (the “Executive”). The Company and the Executive previously entered into an Executive Employment Agreement (“Employment Agreement”), effective October 21, 2024 and an Amendment to Employment Agreement dated February 27, 2025 (copies attached hereto), and it is now the intention of the Company and the Executive to further amend the Employment Agreement, as set forth below. Reference is also made to the Repayment Agreement entered into by the Executive in favor of the Company, dated October 21, 2024. Accordingly, the Company and the Executive hereby agree as follows, effective December 2, 2025:

1.Section 4(k) of the Employment Agreement is hereby amended by inserting the following sentence at the end thereof:
“The Company and the Executive agree, notwithstanding the above (and any terms in the Repayment Agreement) to the contrary, that: (i) the deadline for the Executive to incur relocation expenses that are eligible for reimbursement as Relocation Benefits (as defined in the Repayment Agreement) is extended until the earliest of (A) September 15, 2027, (B) the date the Executive does not timely notify the Chairman of Executive’s desire to extend his Term of Employment pursuant to Section 1(b) hereof or that he resigns, or (C) the date the Company notifies the Executive that it does not plan to extend his Term of Employment or that it terminates the Executive’s employment; (ii) for relocation expenses incurred after December 2, 2025, the Executive must submit requests for reimbursement (as Relocation Benefits) within 90 days of such expenses being incurred; (iii) for relocation expenses incurred after December 2, 2025, the Bonus Earning Period under the Repayment Agreement shall be extended to the date that is two years from the respective date that such expense was submitted for reimbursement to the Company; (iv) the Executive will be responsible (without reimbursement by the Company) for his flights and other travel expenses to and from the NYBO and his residences outside NY; and (v) the appraised value buyout option will only be available on the sale of a primary residence.”

Except for the amendments as set forth above, the Employment Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date and year first written above.

ROSS STORES, INC.		EXECUTIVE

/s/ K. Gunnar Bjorklund		/s/ James G. Conroy
K. Gunnar Bjorklund		James G. Conroy
Lead Independent Director of the Board		Chief Executive Officer

Date:	November 21, 2025	Date:	November 29, 2025